Exhibit 10.28

Lease Agreement

This Agreement is entered in Wuqing Tianjin on the day of January 1, 2009.

Party A: Tianjin Tianshi Group Co., Ltd.

Party B: Tianjin Tianshi Biological Development Co., Ltd.

Whereas Party B has transferred most of the buildings’ ownership to Party A and Party B desires and agrees to rent the buildings; therefore, Party A agrees Party B to continue the rent of part of the transferred buildings. The details are showed in Table 1 below: (named the rented buildings following up)

Order	Properties	Used Size(M2)	General Size(M2)	Proportion (%)
1	Workshop 2 2F	1138.00	3245.00	35.07
2	Workshop 3 1F	345.00	3710.00	9.30
3	Workshop 3 4F	1485.00	3710.00	40.03
4	Workshop 8 3F ( Extractive station)	836.00	1484.00	56.33
5	Warehouse (Raw Material Processing Workshop 2)	700.00	6960.00	10.06
Total		4504.00

Table1:

1.
Party A promises that Party B shall rent the rented buildings as of the date this agreement is signed, until a) Party B no longer desires to use the buildings; or b) the expiration of land the rented buildings covers.

2.	Party B shall rent the rented buildings without payment, but be in charge of the utilities and maintenance bills.
3.	Party A’s responsibilities:
a)
Party A pays insurance fee for the premise and original facilities, and is responsible for compensating Party B’s losses caused from the improper behaviour the management staff and other users of Party A.

b)	Party A is obliged to satisfy Party B’s reasonable and legal requirements during the lease period.
c)	Party B shall timely notify Party A to take effective measures for any damages or malfunction existing or happening on the premise that may affect the safe and normal use of the premise.
4.	Party B ’s responsibilities:
a)	Party B promises to comply with the law in People’s Republic of China during the lease period.
b)
Party B shall properly use and take good care of each facility, and avoid any abnormal damages. Party B shall be responsible for timely maintenance or compensation for any malfunctions on the premise and its internal facilities caused from its misuse or inappropriate use.

c)	Party B shall keep the entire leased premise in a good condition when the term of this agreement comes to the end. Party B shall reconvert everything to the original state as Party A requires, except for normal wear and tear or original defect.
d)
Party B shall timely notify Party A the exact relocation date 60 days before they move out of the buildings (the terminated date of this agreement). All the properties in the buildings should be counted before Party B moves out and all that listed above shall be moved out of the buildings within the negotiated time.

5.
Any matters not covered in this agreement shall be further negotiated between two parties, and a supplemental agreement shall be made. The supplemental agreement and this agreement shall be equally valid.

6.
Both parties shall solve the disputes arising from the execution of this agreement through negotiation. In the case that an agreement cannot be reached, according to the law in People’s Republic of China, any party may summit the dispute to the court on which the People’s Republic of China has the jurisdiction.

7.	This agreement has four originals, and each party shall keep two of them.
8.	This agreement shall be effective from the date on which both parties sign on it.

Party A(Signature):	Party B(Signature):
Tianjin Tianshi Group Co., Ltd.	Tianjin Tianshi Biological Development Co., Ltd
Address:	Address:
No.6 Yuanquan Road, New-Tech Industrial Park, Tianjin, China	No.6 Yuanquan Road, New-Tech Industrial Park, Tianjin, China
Legal Representative:	Legal Representative:
/s/ Jinyuan Li	/s/ Jinyuan Li
Jinyuan Li, President	Jinyuan Li, Director
Date: January 4, 2009	Date: January 4, 2009